Exhibit 99.3

Charter of the Corporate Governance and Nominating Committee of the

Board of Directors of Protagenic Therapeutics, Inc. (the “Company”)

Function

The Corporate Governance and Nominating Committee (the “Committee”) shall, among other things, review and recommend policies to the Board of Directors of the Company (the “Board”) regarding Board procedures, Board leadership, the process for annual evaluations of the performance of the Board, the Chairman of the Board, the Executive Chairman, and/or the Chief Executive Officer and issues of corporate public responsibility, including charitable contributions; evaluate the independence of Board members and serve as the Company’s nominating committee to review the requisite skills and criteria for new Board members as well as the composition of the Board as a whole, recommend a slate of director nominees to be proposed by the Board to the Company’s stockholders, recommend any director nominees to be elected by the Board to fill interim vacancies and recommend directors for membership on the Board committees. If a director believes that a significant issue exists that implicates corporate governance at the Company, that director should promptly bring such issue directly to the attention of the Committee; absent unusual circumstances, discussion with the Committee should occur prior to raising the matter with other directors or members of management.

Organization and Governance

The Committee shall consist of not less than two members appointed by the Board at the recommendation of the Committee who may or may not satisfy the independence and eligibility requirements of the Nasdaq Stock Market.

In order to fulfill its role, the Committee shall be organized and governed in the following manner:

Committee members will be appointed and removed, with or without cause, by the Board;

Action may be taken by the Committee (or any subcommittee of the Committee) upon the affirmative vote of a majority of the members of the Committee (or subcommittee); provided, however, at any time the Committee consists of two members, if one member recuses himself or herself due to a potential conflict of interest, action may be taken by the other member;

Any member of the Committee may call a meeting of the Committee upon due notice to each other member at least twenty-four hours prior to the meeting (provided that participation in any meeting shall be deemed to constitute waiver of any deficiency in such notice);

Action may be taken by the Committee without a meeting if all of the members of the Committee indicate their approval thereof in writing or by electronic transmission; and

The Committee shall have the authority to delegate to subcommittees of the Committee any responsibilities of the full Committee.

Management Oversight

The Committee shall oversee the development and presentation to the Board of management’s plans for succession to senior management positions in the Company, including the position of Chief Executive Officer.

Other

The Committee shall:

Periodically review and assess the adequacy of this charter and submit any changes to the Board for approval;

Periodically perform an evaluation of the performance of the Committee and report to the Board on the results of such evaluation;

Periodically evaluate the Company’s Code of Business Conduct and Ethics (including the Company’s Policy Statement on Insider Trading and Disclosure by Company Personnel, Directors and Executive Officers) and, if appropriate, recommend changes thereto; and

Review such other matters as the Board or the Committee shall deem appropriate.

Powers of the Corporate Governance and Nominating Committee

In order to fulfill its role, the Committee shall have the authority to retain and terminate a search firm to assist in the identification of director candidates, and have the authority to approve the search firm’s fees and other retention terms. The Committee shall also have the authority to obtain advice and assistance from internal or external legal, accounting or other advisors and to authorize payment of such advisors with Company funds.

Adopted March 25, 2016

To be amended May 2016 following expected corporate name change to Protagenic Therapeutics, Inc.

Amended March 7, 2017